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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 JUST TOYS, INC.

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        Under  Section  242 of the  General  Corporation  Law  of the  State  of
Delaware

        FIRST:   The  name  of  the   corporation   is  Just  Toys,   Inc.  (the
"Corporation").

        SECOND:   The  Certificate  of  Incorporation  of  the  Corporation  was
originally filed with the Department of State of the State of Delaware on August 3, 1992.

        THIRD: The Certificate of Incorporation of the Corporation is hereby amended, as authorized by Section 242 of the General Corporation Law, to authorize an additional 1,000,000 shares of Preferred Stock, $1.00 par value per share, which may be issued in one or more series.

        FOURTH: To accomplish the foregoing amendment, Paragraph FOURTH of the Corporation's Certificate of Incorporation which refers to the authorized capital of the Corporation is hereby deleted and the following Paragraph FOURTH is substituted in lieu thereof:

               "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Seventeen Million
        (17,000,000), consisting of Fifteen Million (15,000,000) shares of Common Stock, $0.01 par value per share, and Two Million (2,000,000) shares of Preferred Stock, $1.00 par value per share (the "Preferred Stock").

               The Preferred Stock may be issued, from time to time, in one or more series, with such powers, designations, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors from time to time, pursuant to the authority herein given, a copy of which resolution or resolutions shall have been set forth in a certificate made, executed, acknowledged, filed and recorded in the


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        manner  required  by the laws of the State of  Delaware in order to make the same effective. Each series shall consist of such number of shares as shall be stated and expressed in such resolution or resolutions providing for the issuance of the stock of such series. All shares of any one series of Preferred Stock shall be alike in every particular.

               No holder of any of the shares of the stock of the Corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for (1) any unissued stock of any class, or (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion."

        FIFTH: The amendment of the Certificate of Incorporation of the Corporation provided for herein was approved by a majority of the members of the Board of Directors of the Corporation and later followed by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at the annual meeting of the shareholders of the Corporation duly called and held on the 19th day of August, 1996, a quorum being present.

        IN WITNESS WHEREOF, I, Morton J. Levy, Chairman of the Board of the Corporation, have signed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Dated:  November 7, 1996

                                        /s/ Morton J. Levy
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                                        Morton J. Levy, Chairman of the Board

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